UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2007

Maxus Realty Trust, Inc.
(Exact name of registrant as specified on its charter)

MISSOURI	000-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-r(c))

Item 1.01
Entry into a Material Definitive Agreement; Item 2.01 Completion of Acquisition or Disposition of Assets; Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 30, 2007, Maxus Realty Trust, Inc. (the "Registrant"), through one of its subsidiaries, completed the acquisition of the Regency North Apartments in the transaction described below.

Regency North Associates, L.P., a Missouri limited partnership ("Regency LP") entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Regency North Acquisition, LLC, a Missouri limited liability company ("Regency LLC") on October 23, 2007. Regency LLC is wholly-owned by Maxus Operating Limited Partnership, a Delaware limited partnership ("MOLP"), which in turn is primarily owned by the Registrant. Under the terms of the Merger Agreement, Regency LLC is the surviving entity, which effectively results in Regency LLC succeeding to the ownership of the Regency North Apartments, Regency LP's primary asset. The Regency North Apartments complex is located in Kansas City, Missouri and consists of an 180 unit multi-family apartment complex.

David L. Johnson, a significant shareholder, Chairman, President, Chief Executive Officer and Trustee of the Registrant, is the principal beneficial owner and President of KelCor, Inc., the general partner of Regency LP, which has a 5% interest in Regency LP. Mr. Johnson, together with his wife, also jointly owns approximately 85% of Bond Purchase, L.L.C., a 28.2057% limited partner in Regency LP.

John W. Alvey, Treasurer and Principal Financial Officer of the Registrant is an executive officer of KelCor, Inc., the general partner of Regency LP, and a minority beneficial owner and executive officer of Bond Purchase, L.L.C.

In consideration for the merger, Regency LLC paid approximately $6.3 million, including the assumption of certain of Regency LP’s liabilities and the assumption of a $5,250,000 mortgage loan with an outstanding principal balance of approximately $4,815,000 secured by the Regency North Apartments (the "Mortgage Loan"). The Mortgage Loan, which matures on January 1, 2011, bears interest at a fixed rate of 7.22% and requires monthly payments of approximately $37,700. The Mortgage Loan contemplates a prepayment premium, which would apply in the event Regency LLC prepays the Mortgage Loan more than 180 days prior to maturity (the "Prepayment Premium"). The lender may accelerate the Mortgage Loan (and charge a Prepayment Premium) if Regency LLC defaults under the terms of the mortgage loan documents, which defaults are customary defaults in real estate mortgage loan transactions. In the event of a prepayment on or before 114 months after January 1, 2001, the prepayment premium equals the greater of (i) 1% of the unpaid principal balance or (ii) the principal being prepaid or accelerated, multiplied by the excess (if any) of one-twelfth of 7.22% over one-twelfth of the then-applicable yield rate on the 5.75% U.S. treasury security due August 1, 2010, multiplied by a present value factor more particularly described in the note. After such date, the prepayment premium equals 1% of the unpaid principal balance. .

In addition, the Registrant and MOLP have each executed guaranty agreements guaranteeing certain obligations of Regency LLC under to the Mortgage Loan.

The Registrant anticipates using approximately $515,000 of MOLP's cash to pay the merger consideration and will issue 37,733 operating units of MOLP.  Based upon a $15 per unit value of the MOLP operating units, MOLP operating units have an estimated value equal to $566,000.  In connection with the merger transaction and as part of the merger consideration identified above, Bond Purchase, L.L.C. and other affiliates of the Registrant will receive approximately $55,000 in cash and 36,933 MOLP operating units in connection with the payment of certain liabilities of Regency LP.

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The Registrant retained the services of Mainland Valuation Services (the "Appraiser"), an independent third party, to appraise the fair market value of the Regency North Apartments. The consideration paid was based on the Appraiser's appraisal of the Regency North Apartments dated August 24, 2007. Although the Appraiser appraised the market value of the Regency North Apartments, it did not recommend an amount of consideration to be offered in the transaction.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Pursuant to Item 9.01(a)(4) of Form 8-K, we intend to file the audited financial statements relative to Regency LP required pursuant to Rule 3-05(b) of Regulation S-X and any additional information specified by Rule 3-14 by amending this Report no later than 71 calendar days after the date this Report must be filed.

(b) Pro forma financial information.

Pursuant to Item 9.01(b) and Item 9.01(a)(4) of Form 8-K, we intend to file the pro forma financial information relative to Regency LP required pursuant to Article 11 of Regulation S-X by amending this Report no later than 71 calendar days after the date this Report must be filed.

(d) Exhibits.

4.1           Assumption Agreement dated as of November 30, 2007, by and among Regency North Associates, L.P., as Original Borrower, Regency North Acquisition, LLC, as New Borrower and Federal Home Loan Mortgage Corporation, as Noteholder.

4.2           Multifamily Note dated as of December 27, 2000, by Regency North Associates, L.P., as Borrower, in favor of Northland/Marquette Capital Group, Inc., as Lender.

4.3           Multifamily Deed of Trust, Assignment of Rents and Security Agreement dated as of December 27, 2000, among Regency North Associates, L.P., as grantor, Assured Quality Title Company, as trustee, and Northland/Marquette Capital Group, Inc., as beneficiary.

10.1           Guaranty dated as of November 30, 2007, by Maxus Operating Limited Partnership in favor of Federal Home Loan Mortgage Corporation.

10.2           Guaranty dated as of November 30, 2007, by Maxus Realty Trust, Inc. in favor of Federal Home Loan Mortgage Corporation.

10.3           Agreement and Plan of Merger dated October 22, 2007 by and between Regency North Associates, L.P. and Regency North Acquisition, LLC.

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date:  December 6, 2007                                                                           By: /s/ David L. Johnson
David L. Johnson
Chairman of the Board, President and
Chief Executive Officer

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